QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 15.1

April 17, 2003

Lone Star Technologies, Inc.
15660 North Dallas Parkway, Suite 500
Dallas, Texas 75248

        We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim combined statements of income, retained earnings and cash flows of Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc. for the period ended October 7, 2001, as indicated in our report dated January 10, 2003; because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our report referred to above, which was included in your current Report on Form 8-K/A filed on January 28, 2003, is being incorporated by reference in this Registration Statement.

        We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ LaPORTE, SEHRT, ROMIG & HAND
A Professional Accounting Corporation
Metairie, LA

QuickLinks

  EXHIBIT 15.1